Exhibit 99.1
CLEAR CHANNEL SETS NEW RECORD DATE OF JULY 27, 2007
FOR SPECIAL MEETING OF SHAREHOLDERS
SAN ANTONIO, TX, July 17, 2007 — Clear Channel Communications, Inc. (NYSE: CCU), a global leader in the radio broadcasting and out-of-home advertising industries, today announced that Clear Channel has set a new record date for the special meeting of shareholders regarding the proposed merger with the group led by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. Clear Channel shareholders of record as of 5:00 p.m. Eastern Daylight Savings Time on July 27, 2007, will be entitled to vote at the special meeting.
About Clear Channel Communications
Clear Channel Communications, Inc. (NYSE: CCU) is a global media and entertainment company specializing in “gone-from-home” entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio, television and outdoor displays. More information is available at www.clearchannel.com.
About Thomas H. Lee Partners, L.P. (“THL Partners”)
THL Partners is one of the oldest and most successful private equity investment firms in the United States. Since its founding in 1974, THL Partners has become the preeminent growth buyout firm, investing approximately $12 billion of equity capital in more than 100 businesses with an aggregate purchase price of more than $100 billion, completing over 200 add-on acquisitions for portfolio companies, and generating superior returns for its investors and partners. The firm currently manages approximately $20 billion of committed capital. Notable transactions sponsored by the firm include Dunkin Brands, Nielsen, Michael Foods, Houghton Mifflin Company, Fisher Scientific, Experian, TransWestern, Snapple Beverage and ProSiebenSat1 Media.
About Bain Capital Partners, LLC (“Bain Capital”)
Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including investments in a broad range of companies such as Burger King, HCA, Warner Chilcott, Toys “R” Us, AMC Entertainment, Sensata Technologies, Burlington Coat Factory and ProSiebenSat1 Media. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.
Important Additional Information Regarding the Merger and Where to Find It
In connection with the proposed merger, BT Triple Crown Capital Holdings III, Inc. and the Company have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, as amended, that contains a proxy statement/prospectus and other documents regarding the proposed transaction. Before making any voting or investment decisions, security holders of the Company are urged to read the proxy statement/prospectus and all other documents regarding the proposed transaction carefully in their entirety, because they contain important information about the proposed transaction. Security holders of the Company may obtain free copies of the proxy statement/prospectus and other documents filed with, or furnished to, the SEC at the SEC’s website at http://www.sec.gov. In addition, a security holder who wishes to receive a copy of these materials, without charge, should submit a request to the Company’s proxy solicitor, Innisfree M&A Incorporated, at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by calling Innisfree toll free at (877) 456-3427. The final proxy statement/prospectus will be mailed to security holders of the Company.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Clear Channel and others relating to the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and approval by the Federal Communications Commission; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Clear Channel’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Clear Channel Communications, Inc., San Antonio:
Investors: Randy Palmer, 210-822-2828 Senior Vice President of Investor Relations
Media: Lisa Dollinger, 210-822-2828 Chief Communications Officer
Brainerd Communicators Media: Michele Clarke, 212-986-6667
Joele Frank, Wilkinson Brimmer Katcher: Joele Frank / Steve Frankel, 212-355-4449